Exhibit A

Joint Filing Agreement

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of a statement on Schedule 13D (including all amendments thereto) (the “Statement”) with respect to the common stock, par value $0.001, of Sequenom, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such Statement. In evidence whereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of this 12th day of June, 2006.

SIEMENS VENTURE CAPITAL GMBH

By:	/s/ DR. RALF SCHNELL
	Name:	Dr. Ralf Schnell
	Title:	CEO

By:	/s/ THOMAS KOLBINGER
	Name:	Thomas Kolbinger
	Title:	CFO

SIEMENS AKTIENGESELLSCHAFT

By:	/s/ DOMINIK ASAM
	Name:	Dominik Asam
	Title:	Corporate Vice President and Treasurer

By:	/s/ DR. WERNER SCHICK
	Name:	Dr. Werner Schick
	Title:	Senior Counsel